EXHIBIT 99.1



Chief Financial Officer
Aptimus, Inc.
415-896-2123, ext. 245
johnw@aptimus.com
-----------------


For Immediate Release
---------------------

                 APTIMUS ANNOUNCES ANOTHER RECORD GROWTH QUARTER
                    SEQUENTIAL REVENUE GROWTH OF AT LEAST 90%

            EBITDA Loss for Quarter narrows to less than $1.0 Million

           Earnings conference call scheduled for Thursday, April 25th


     SAN FRANCISCO, April 16 -- Aptimus, Inc. (Nasdaq: APTM), the leading online direct response network, today announced expected financial results for its first quarter ended March 31, 2002. Aptimus anticipates reporting revenues of more than $720,000 for Q1 2002, at least a 90% sequential increase over Q4 2001and the second consecutive quarter of exceptionally strong growth.

     Consistent with Aptimus' high margin model, the Company expects to report an EBITDA loss improvement of approximately 25% sequentially, with its EBITDA loss declining below $1 million for the quarter, the best EBITDA performance for the Company since its 1999 IPO. EBITDA excludes interest income and expense, taxes, depreciation and amortization expenses. With these items included, reported loss is expected to be approximately $1.3 million.

     Selected financial data over the last three quarters (in 000s):

                             Q1 2002(est.)              Q4 2001         Q3 2001
                             -------------              -------         -------

Revenues                     Over $720                    $379            $188

EBITDA                       Under ($1,000)            ($1,331)        ($1,490)

Reported Loss                Under ($1,300)             ($1,697)       ($1,848)


     "We are absolutely delighted with yet another very strong revenue growth quarter," said Tim Choate, President and CEO of Aptimus. "The entire Aptimus team has worked very hard over the last year and a half to orient our business around a network approach to serving our clients. Our sustained revenue growth is testimony to the success of that effort." Continued Choate, "Our network model is proving an efficient and effective customer acquisition solution for our clients. As a consequence, many of our customers are expanding their commitments to us while we enjoy an expanding list of new marketer-clients that have selected Aptimus as their Internet-based lead delivery partner."

     "We had another excellent quarter, continuing the positive momentum and business trends of last quarter," said John Wade, CFO of Aptimus. "Our approach to online direct marketing works and has shown itself to be highly scalable. We remain convinced that our network-based lead delivery model is the efficient solution to a direct marketing industry faced with ever-increasing postal and other traditional direct marketing costs. Our goal is to continue to grow revenues significantly each quarter by expanding current client relationships, adding new partner and client companies, and increasing our transaction volumes, all while keeping fixed-cost growth to a minimum. We also intend to continue expanding our service offering through internal development efforts and strategic opportunities as they arise. Our network approach," concluded Wade, "gives us the flexibility to achieve these objectives."

     The company will hold a conference call and webcast to discuss its first quarter results at 5 PM EDT, Thursday, April 25, 2002. Led by Tim Choate, the conference call number is 888-560-8501 and the pass code is "Aptimus." For additional details, please visit the Press Room at http://www.aptimus.com.


About Aptimus, Inc.

     Aptimus is the leading online direct response network. We provide high volume performance-based customer acquisition solutions for major consumer marketers. The Aptimus Direct Response System presents consumers with relevant offers geared to their immediate interests, allowing marketers to reach consumers with the right offers when they are most likely to respond. Our patent-pending offer presentation technology enables us to promote offers contextually via third party web sites across the Internet. Built on a technology platform that is flexible and scalable, the Aptimus Network can support millions of users and hundreds of marketers and Web site partners. Aptimus is located in San Francisco and Seattle, and is publicly traded on Nasdaq under the symbol APTM.

     This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the Company's future success, the growth of its revenues, client and partner base and market, generally, the acceptance of its network solution be the direct marketing industry, and the continued development of its service offering. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company's operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution partner relationships and attract new ones, and the sufficiency of remaining capital to continue in operation. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the "Risk Factors" described in the company's Annual Report on Form 10-K, dated March 29, 2002, and in other quarterly reports and filings on file with the SEC, which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.


CONTACT: John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or johnw@aptimus.com.


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